FOR IMMEDIATE RELEASE		May 8, 2020
Media Contact:	Alan Bunnell, (602) 250-3376
Analyst Contacts:	Stefanie Layton (602) 250-4541
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2020 FIRST-QUARTER EARNINGS

•	Cost management helps results despite revenue declines

•	Customer growth a solid 2.2% as Arizona’s economy continued to expand pre-pandemic

•	Reliable service, customer relief, community support top priorities through coronavirus pandemic

PHOENIX - Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $30.0 million, or $0.27 per diluted share of common stock, for the quarter ended March 31, 2020. This result compares with $17.9 million, or $0.16 per diluted share, for the same period in 2019.

“Our first quarter results provided an encouraging start to 2020 largely due to how our employees operated and managed costs across our business,” said Pinnacle West Chairman, President and Chief Executive Officer Jeff Guldner. “While the coronavirus pandemic will impact future results, we are managing what we can directly control - helping to keep our employees and communities safe, and providing reliable electric service to our customers.”

The last day of the quarter is when a stay-at-home order took effect in Arizona, but customers’ energy use began changing in mid-March. As customers started working from home, and many businesses temporarily closed or significantly changed how they operate, overall weather-normalized energy sales were down about 7% year-over-year for the March 13 to April 30, 2020, time frame.

First quarter results reflect, in large part, reductions in operations and maintenance expenses, which helped offset revenue declines in the quarter. The company also experienced customer growth of 2.2% in the quarter. The ongoing focus to lower costs through Lean principles and financial discipline will continue this year, a priority made all the more relevant by the COVID-19 pandemic.

Guldner addressed other current and future priorities in a message posted to Pinnacle West’s website last month during the early weeks of the virus’s effects on Arizona: “We made a commitment earlier this year to deliver 100% clean, carbon-free electricity to our customers by 2050, while preserving affordability. We remain fully dedicated to this clean energy commitment and look forward to achieving a shared, sustainable vision for Arizona.

“That commitment is for the long term. Now, our immediate aims are doing all we can to keep our employees safe and healthy, keeping the power on for our customers and moving forward with the determination and optimistic spirit that has characterized this company for more than 130 years.”

Coronavirus Response & Customer Support
The company acted early to help keep employees safe and healthy so customers would be served with reliable power through this pandemic and into Arizona’s extreme summer season. Robust crisis response and business continuity plans were enacted, and the scheduled refueling outage at Palo Verde Generating Station proceeded under a revised scope, which significantly reduced the number of contract workers needed on-site without compromising work essential to summer reliability.

Support for APS customers and communities has been a top priority throughout this pandemic. To date, the company has committed more than $8 million to assist customers and communities affected by the impacts of COVID-19. This amount includes a special Customer Support Fund established in March to help both residential and business customers behind on bills, and more than $1 million to aid local nonprofits and community organizations working to mitigate the disease’s impact across the region. Among the groups who have received support are the AZ Coronavirus Relief Fund ($250,000); the Navajo Nation ($250,000 from APS and other Arizona owners of the Four Corners Power Plant); and those offering resources for small businesses and rural economies.

APS employees also have been quick to personally support the company’s efforts. To help meet the needs of fellow Arizonans during this time, the company is matching 100 percent of employee contributions made to the Arizona Food Bank Network.
“While needs during this pandemic are unprecedented, and no single company or sector can do enough alone to meet those needs, we are committed to bringing our available resources to bear where they can have the most impact for Arizona,” Guldner added.

A thorough list of the company’s actions in response to the pandemic is available on the Pinnacle West site, while APS customers are encouraged to visit aps.com/COVID19 for details on the resources and support available.

Financial Outlook
While the Company cannot predict the duration and longer-term impacts of the coronavirus pandemic, as of today the company continues to believe its 2020 consolidated earnings guidance of $4.75 to $4.95 per diluted share is still achievable. This outlook assumes that the impacts from COVID-19 dissipate by the end of June, and customer and sales growth resume once the economy normalizes. In addition, the company will continue its focus on managing costs and utilizing Lean principles to help mitigate any impacts of the pandemic.

Key factors and assumptions underlying the 2020 outlook can be found in the first-quarter 2020 earnings presentation slides on the Company’s website at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2020 first-quarter results, as well as recent developments, at noon ET (9 a.m. Arizona time) today, May 8. A replay of the webcast can be accessed at pinnaclewest.com/presentations. To access the live conference call by telephone, dial 877-407-8035 or 201-689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. ET, Friday, May 15, 2020, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering passcode 33890.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of about $19 billion, about 6,300 megawatts of generating capacity and 6,200 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to nearly 1.3 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume,” “project,” "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•
the potential effects of the continued COVID-19 pandemic, including on demand for energy, economic growth, our employees and contractors, supply chain, expenses, capital markets, capital projects, operations and maintenance activities, uncollectable accounts, liquidity, cash flows, or other unpredictable events;

•	our ability to manage capital expenditures and operations and maintenance costs while maintaining high reliability and customer service levels;

•
variations in demand for electricity, including those due to weather, seasonality, the general economy or social conditions, customer and sales growth (or decline), the effects of energy conservation measures and distributed generation, and technological advancements;

•	power plant and transmission system performance and outages;

•	competition in retail and wholesale power markets;

•	regulatory and judicial decisions, developments and proceedings;

•
new legislation, ballot initiatives and regulation, including those relating to environmental requirements, regulatory policy, nuclear plant operations and potential deregulation of retail electric markets;

•	fuel and water supply availability;

•	our ability to achieve timely and adequate rate recovery of our costs, including returns on and of debt and equity capital investment;

•	our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•	current and future economic conditions in Arizona, including in real estate markets;

•
the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, droughts, or other catastrophic events, such as fires, explosions, pandemic health events, or similar occurrences;

•	the development of new technologies which may affect electric sales or delivery;

•	the cost of debt and equity capital and the ability to access capital markets when required;

•	environmental, economic and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;

•	volatile fuel and purchased power costs;

•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other post-retirement benefit plans and the resulting impact on future funding requirements;

•	the liquidity of wholesale power markets and the use of derivative contracts in our business;

•	potential shortfalls in insurance coverage;

•	new accounting requirements or new interpretations of existing requirements;

•	generation, transmission and distribution facility and system conditions and operating costs;

•	the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;

•
the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or continue or discontinue power plant operations consistent with our corporate interests; and

•	restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.
These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in Part II, Item 1A in of the Pinnacle West/APS Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED
	MARCH 31,
	2020	2019

Operating Revenues	$ 661,930	$ 740,530

Operating Expenses
Fuel and purchased power	188,521	230,588
Operations and maintenance	221,318	245,634
Depreciation and amortization	154,079	148,707
Taxes other than income taxes	56,768	55,090
Other expenses	822	427
Total	621,508	680,446

Operating Income	40,422	60,084

Other Income (Deductions)
Allowance for equity funds used during construction	7,697	11,188
Pension and other postretirement non-service credits - net	13,911	5,114
Other income	12,569	7,169
Other expense	(4,784)	(4,358)
Total	29,393	19,113

Interest Expense
Interest charges	59,234	60,653
Allowance for borrowed funds used during construction	(4,076)	(6,665)
Total	55,158	53,988

Income Before Income Taxes	14,657	25,209

Income Taxes	(20,209)	2,418

Net Income	34,866	22,791

Less: Net income attributable to noncontrolling interests	4,873	4,873

Net Income Attributable To Common Shareholders	$ 29,993	$ 17,918

Weighted-Average Common Shares Outstanding - Basic	112,594	112,337

Weighted-Average Common Shares Outstanding - Diluted	112,862	112,735

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ 0.27	$ 0.16
Net income attributable to common shareholders - diluted	$ 0.27	$ 0.16